Exhibit 99.1
FOR IMMEDIATE RELEASE:
Thursday, April 12, 2007
COMMERCE BANCSHARES, INC. REPORTS FIRST QUARTER
EARNINGS PER SHARE OF $.73
     Commerce Bancshares, Inc. announced earnings of $.73 per share for the three months ended March 31, 2007, a decrease of 1.4% compared to $.74 per share in the first quarter of 2006. Net income for the first quarter amounted to $51.5 million compared with $52.9 million in the same period last year, or a decrease of 2.7%. The return on average assets for the three months ended March 31, 2007 was 1.4%, and the return on average equity was 14.4%.
     In announcing these results, David W. Kemper, Chairman and CEO, said, “Net income for the quarter was down slightly from the same quarter last year due mainly to slower growth in non-interest income and normalized credit losses. However, we were pleased with 6% year over year growth in net interest income. This growth resulted from a 13% increase in average loans outstanding coupled with deposit growth of 7% and included the effects of two recent bank acquisitions. Excluding the impact of these acquisitions, net interest income grew 4% over the prior year. While deposit account fee income was flat, we continue to experience double-digit revenue growth in our debit and corporate credit card businesses.”
     Mr. Kemper continued, “Asset quality remained strong with net loan charge-offs totaling .34% this quarter. Commercial loan losses continue at low levels and our loan portfolio does not have any exposure to sub-prime lending products.”
     Total assets at March 31, 2007 were $15.2 billion, total loans were $10.3 billion, and total deposits were $11.9 billion. The allowance for loan losses totaled $131.7 million, or 1.33% of total outstanding loans at the end of the first quarter. The Company has now completed its acquisition of South Tulsa Financial Corporation, Tulsa, Oklahoma, a one-bank holding company with loans of $114 million and deposits of $105 million, and on April 3, 2007 the Company announced plans to acquire Commerce Bank, Denver, Colorado with loans of $70 million and deposits of $75 million. It is expected that this transaction will be completed in the second or third quarter of 2007. Also during the quarter, the Company purchased approximately 950 thousand shares of its common stock through its treasury stock buyback plan and announced a 7.3% increase in its cash dividend paid to shareholders.

(more)

     Commerce Bancshares, Inc. is a registered bank holding company offering a full line of banking services, including investment management and securities brokerage. The Company currently operates in approximately 360 locations in Missouri, Illinois, and Kansas. The Company also has operating subsidiaries involved in mortgage banking, credit related insurance, venture capital, and real estate activities.
     Posted to the Company’s web site is management’s discussion of first quarter results. To see this information, please visit our web site at www.commercebank.com.
* * * * * * * * * * * * * * *

For additional information, contact:
Jeffery Aberdeen, Controller
at PO Box 419248, Kansas City, MO
or by telephone at (816) 234-2081
Web Site: http://www.commercebank.com
Email: mymoney@commercebank.com

(Amounts in thousands)	12/31/06	3/31/07	3/31/06
Non-Accrual Loans	$16,708	$17,022	$8,750
Foreclosed Real Estate	$1,515	$1,034	$1,870
Total Non-Performing Assets	$18,223	$18,056	$10,620
Non-Performing Assets to Loans	.18%	.18%	.12%
Non-Performing Assets to Total Assets	.12%	.12%	.08%

Loans 90 Days & Over Past Due — Still Accruing	$20,376	$19,566	$15,288

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
FINANCIAL HIGHLIGHTS

	For the Three Months Ended
	December 31	March 31	March 31
(Unaudited)	2006	2007	2006

Financial Summary (In thousands, except per share data)
Net interest income	$134,232	$131,479	$123,735
Taxable equivalent net interest income	136,605	133,694	125,088
Non-interest income	90,030	84,284	87,045
Investment securities gains, net	24	3,895	2,403
Provision for loan losses	7,970	8,161	4,432
Non-interest expense	133,610	136,419	129,961
Net income	57,017	51,496	52,944
Cash dividends	16,463	17,359	16,379
Net total loan charge-offs	8,074	8,161	4,411
Net business charge-offs (recoveries)	(126)	704	(1,081)
Net credit card charge-offs	5,131	5,813	3,748
Net personal banking charge-offs (1)	2,217	1,965	1,649
Net real estate charge-offs (recoveries)	118	(501)	(255)
Net overdraft charge-offs	734	180	350
Per share:
Net income — basic	$0.81	$0.74	$0.75
Net income — diluted	$0.80	$0.73	$0.74
Cash dividends	$0.233	$0.250	$0.233
Diluted wtd. average shares o/s	71,372	70,494	71,323

RATIOS
Average loans to deposits (2)	85.83%	87.77%	83.32%
Return on total average assets	1.51%	1.38%	1.57%
Return on total average stockholders’ equity	15.52%	14.41%	16.14%
Non-interest income to revenue (3)	40.15%	39.06%	41.30%
Efficiency ratio (4)	59.12%	62.79%	61.66%

AT PERIOD END
Book value per share based on total stockholders’ equity	$20.62	$20.86	$18.80
Market value per share	$48.41	$48.31	$49.21
Allowance for loan losses as a percentage of loans	1.36%	1.33%	1.46%
Tier I leverage ratio	9.05%	8.94%	9.43%
Common shares outstanding	69,952,544	69,331,829	70,114,979
Shareholders of record	4,739	4,679	4,505
Number of bank/ATM locations	354	359	344
Number of bank charters	3	3	3
Full-time equivalent employees	4,932	5,030	4,863

OTHER YTD INFORMATION	March 31	March 31
	2007	2006

High market value per share	$50.77	$50.03
Low market value per share	$46.59	$46.80

(1)	Includes net charge-offs on consumer and home equity loans

(2)	Average loans include loans held for sale.

(3)	Revenue includes net interest income and non-interest income.

(4)	The efficiency ratio is calculated as non-interest expense (excluding intangibles amortization) as a percent of revenue.

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

	For the Three Months Ended
(Unaudited)	December 31	March 31	March 31
(In thousands, except per share data)	2006	2007	2006

INTEREST INCOME
Interest and fees on loans	$180,655	$182,623	$149,874
Interest on investment securities	40,370	38,419	37,130
Interest on federal funds sold and securities purchased under agreements to resell	7,134	7,225	1,623

Total interest income	228,159	228,267	188,627

INTEREST EXPENSE
Interest on deposits:
Savings, interest checking and money market	27,532	27,637	19,607
Time open and C.D.’s of less than $100,000	26,007	26,565	16,731
Time open and C.D.’s of $100,000 and over	15,582	16,913	13,187
Interest on other borrowings	24,806	25,673	15,367

Total interest expense	93,927	96,788	64,892

Net interest income	134,232	131,479	123,735
Provision for loan losses	7,970	8,161	4,432

Net interest income after provision for loan losses	126,262	123,318	119,303

NON-INTEREST INCOME
Deposit account charges and other fees	29,323	26,511	27,497
Bank card transaction fees	25,475	23,083	21,708
Trust fees	18,564	18,653	17,819
Trading account profits and commissions	1,918	1,861	2,565
Consumer brokerage services	2,318	3,043	2,389
Loan fees and sales	2,059	1,285	3,743
Other	10,373	9,848	11,324

Total non-interest income	90,030	84,284	87,045

INVESTMENT SECURITIES GAINS, NET	24	3,895	2,403

NON-INTEREST EXPENSE
Salaries and employee benefits	73,140	76,900	71,725
Net occupancy	11,060	11,790	10,977
Equipment	6,536	6,433	5,949
Supplies and communication	8,332	8,506	8,393
Data processing and software	13,054	11,231	12,393
Marketing	3,945	4,318	4,318
Other	17,543	17,241	16,206

Total non-interest expense	133,610	136,419	129,961

Income before income taxes	82,706	75,078	78,790
Less income taxes	25,689	23,582	25,846

NET INCOME	$57,017	$51,496	$52,944

Net income per share — basic	$0.81	$0.74	$0.75

Net income per share — diluted	$0.80	$0.73	$0.74

Cash dividends per common share	$0.233	$0.250	$0.233

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

(Unaudited)	December 31	March 31	March 31
(In thousands)	2006	2007	2006

ASSETS
Loans	$9,681,520	$9,903,568	$8,800,497
Allowance for loan losses	(131,730)	(131,730)	(128,468)

Net loans	9,549,790	9,771,838	8,672,029

Loans held for sale	278,598	363,052	337,742
Investment securities:
Available for sale	3,415,440	3,243,687	3,401,823
Trading	6,676	11,753	25,559
Non-marketable	74,207	78,605	84,353

Total investment securities	3,496,323	3,334,045	3,511,735

Federal funds sold and securities purchased under agreements to resell	527,816	466,810	89,385
Cash and due from banks	626,500	519,138	484,456
Land, buildings and equipment — net	386,095	389,714	368,209
Goodwill	97,643	99,158	48,522
Other intangible assets — net	19,633	16,207	45
Other assets	247,951	234,835	218,999

Total assets	$15,230,349	$15,194,797	$13,731,122

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Non-interest bearing demand	$1,312,400	$1,354,160	$1,418,387
Savings, interest checking and money market	6,879,047	6,804,397	6,449,831
Time open and C.D.’s of less than $100,000	2,302,567	2,326,353	1,925,755
Time open and C.D.’s of $100,000 and over	1,250,840	1,447,633	1,360,383

Total deposits	11,744,854	11,932,543	11,154,356
Federal funds purchased and securities sold under agreements to repurchase	1,771,282	1,633,884	901,923
Other borrowings	53,934	39,235	258,616
Other liabilities	218,165	143,120	97,982

Total liabilities	13,788,235	13,748,782	12,412,877

Stockholders’ equity:
Preferred stock	—	—	—
Common stock	352,330	352,330	347,049
Capital surplus	427,421	421,983	384,535
Retained earnings	683,176	717,759	729,586
Treasury stock	(20,613)	(52,134)	(128,662)
Accumulated other comprehensive income (loss)	(200)	6,077	(14,263)

Total stockholders’ equity	1,442,114	1,446,015	1,318,245

Total liabilities and stockholders’ equity	$15,230,349	$15,194,797	$13,731,122

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
AVERAGE BALANCES

	For the Three Months Ended
(Unaudited)	December 31	March 31	March 31
(Dollars in thousands)	2006	2007	2006

Loans:
Business	$2,805,946	$2,988,157	$2,542,482
Real estate — construction	627,631	646,396	441,489
Real estate — business	2,160,705	2,147,329	1,971,197
Real estate — personal	1,505,342	1,503,649	1,358,445
Consumer	1,411,988	1,463,383	1,288,378
Home equity	443,290	435,291	447,188
Student	300,331	336,233	359,961
Credit card	611,579	632,945	577,537
Overdrafts	13,329	12,300	20,114

Total loans	9,880,141	10,165,683	9,006,791

Investment securities (excluding unrealized gains and losses):
Available for sale	3,440,245	3,329,159	3,531,600
Trading	15,471	18,555	19,012
Non-marketable	83,938	77,513	84,007

Total investment securities	3,539,654	3,425,227	3,634,619

Federal funds sold and securities purchased under agreements to resell	530,275	556,370	141,750

Total interest earning assets	13,950,070	14,147,280	12,783,160

Total assets	14,999,722	15,173,833	13,706,253

Deposits:
Non-interest bearing deposits	664,017	619,858	597,492
Interest bearing deposits:
Savings	400,737	397,406	383,869
Interest checking	179,332	165,285	165,531
Money market	6,682,961	6,716,338	6,494,964
Time open & C.D.’s of less than $100,000	2,293,197	2,308,183	1,881,277
Time open & C.D.’s of $100,000 and over	1,291,430	1,375,250	1,286,151

Total interest bearing deposits	10,847,657	10,962,462	10,211,792

Total deposits	11,511,674	11,582,320	10,809,284

Borrowings:
Federal funds purchased and securities sold under agreements to repurchase	1,792,832	1,969,041	1,226,822
Long-term debt and other borrowings	104,488	50,432	260,580

Total borrowings	1,897,320	2,019,473	1,487,402

Total interest bearing liabilities	12,744,977	12,981,935	11,699,194
Total stockholders’ equity	1,457,813	1,449,546	1,330,334

Net yield on interest earning assets (tax-equivalent basis)	3.89%	3.83%	3.97%

COMMERCE BANCSHARES, INC.
Management Discussion of First Quarter Results
March 31, 2007
For the quarter ended March 31, 2007, net income amounted to $51.5 million, a decrease of 2.7% from the same quarter last year. For the current quarter, the return on average assets was 1.4%, the return on average equity was 14.4%, and the efficiency ratio was 62.8%.
Balance Sheet Review
During the 1st quarter of 2007, average loans increased $285.5 million, or 2.9%, compared to the previous quarter, representing annualized growth of 11.6%. Also, average loans increased $1.2 billion, or 12.9%, during the 1st quarter of 2007 compared to the 1st quarter of 2006. The increase in average loans compared with the previous quarter reflected growth in both the commercial and consumer loan portfolios, and mainly consisted of growth in business ($182.2 million), construction ($18.8 million), consumer ($51.4 million) and student loans ($35.9 million) as demand remained solid. Included in the current quarter were loans totaling $357.6 million relating to two bank acquisitions (West Pointe and Boone) that were completed in the 3rd quarter of 2006 and were not in last year’s 1st quarter results.
Available for sale investment securities, excluding fair value adjustments, decreased on average by $111.1 million, or 3.2%, this quarter compared with the previous quarter. During the current quarter, maturities and principal paydowns of securities totaled $301.7 million, while the Company reinvested $118.6 million of these proceeds in federal agency, mortgage-backed and municipal securities. There were no available for sale securities sold during the current quarter.
Total average deposits increased by $70.6 million, or .6%, during the 1st quarter of 2007 compared to the previous quarter. Compared to the 1st quarter of 2006, average deposits grew by $773.0 million, or 7.2%, which included the two bank acquisitions completed in the 3rd quarter of last year with approximately $432.2 million in average deposits. Compared to the previous quarter, the growth in average deposits resulted from an increase in money market accounts ($33.4 million) and certificates of deposit ($98.8 million), partly offset by reductions in business demand accounts ($47.4 million) and interest checking accounts ($14.0 million). The average loans to deposits ratio in the current quarter was 87.8%, compared to 85.8% in the previous quarter.
Average borrowings increased $122.2 million in the current quarter compared to the prior quarter, mainly due to a $251.1 million increase in federal funds purchased, partly offset by a reduction in repurchase agreement liabilities ($74.8 million) and a decline in borrowings from the Federal Home Loan Bank ($53.8 million).
Net Interest Income
Net interest income in the 1st quarter of 2007 amounted to $131.5 million, a decrease of $2.8 million, or 2.1%, compared with the previous quarter and an increase of $7.7 million, or 6.3%, compared to the 1st quarter of last year. During the 1st quarter of 2007, the net yield on earning assets (tax-equivalent) was 3.83%, compared with 3.89% in the previous quarter and 3.97% in the same period last year.
The decrease of $2.8 million in net interest income in the 1st quarter of 2007 from the previous quarter was primarily the result of fewer days in the quarter, coupled with a decline in average balances of investment securities and higher average balances of interest bearing deposits and short-term borrowings. Interest income on loans grew by $2.0 million this quarter mainly due to higher average balances on business, consumer and credit card loans coupled with relatively stable rates. The decline in interest income on investment securities of $2.0 million resulted mainly from lower average balances of short-term money market investments (which were earning higher rates in the portfolio) and lower average balances of mortgage and asset-backed securities. In addition, past due interest of $1.5 million on a debt investment held by a private equity subsidiary was recorded in the previous quarter, which did not re-occur in the current quarter. Interest expense on deposits grew $2.0 million in the 1st quarter of 2007 compared with the previous quarter, of which $1.9 million resulted from both higher balances and rates paid on certificates of deposit. Also, interest expense on other borrowings increased by $867 thousand due to higher average balances of federal funds purchased and relatively stable interest rates.
During the current quarter, the overall tax equivalent yield on interest earning assets increased 5 basis points to 6.61%, while the overall cost of interest bearing liabilities increased 10 basis points to 3.02%.
Non-Interest Income
For the 1st quarter of 2007, total non-interest income amounted to $84.3 million, a decrease of 3.2% compared to $87.0 million in the same period last year, and a decrease of 6.4% compared to $90.0 million recorded in the previous quarter. The decline in non-interest income from the 1st quarter of last year resulted mainly from lower deposit account fees and fewer gains on sales of student loans, but was offset by growth in bank card, trust and brokerage fee income. Bank card fees for the quarter increased 6.3% over the same period last year, primarily due to higher fees earned on debit and corporate card transactions, which grew by 10.2% and 18.2%, respectively. Merchant fees, included in bank card revenues, decreased 4.7%, reflecting slightly lower pricing margins and the loss of a large merchant customer last year. Trust fees for the quarter increased 4.7% over the same quarter last year as a result of higher fees on personal and corporate trust accounts. Deposit account income declined $986 thousand due mainly to lower overdraft fees resulting from lower transaction volumes.

COMMERCE BANCSHARES, INC.
Management Discussion of First Quarter Results
March 31, 2007
During the current quarter, gains on sales of student loans totaled $219 thousand, compared with $2.7 million in the same period last year and $921 thousand in the previous quarter. Other non-interest income in the 1st quarter of 2006 included $1.2 million in income from an equity investment which did not re-occur in the current quarter. The ratio of non-interest income to total revenue was 39.1% in the 1st quarter of 2007.
Investment Securities Gains and Losses
Net securities gains amounted to $3.9 million in the 1st quarter of 2007, compared to $2.4 million in the same quarter last year and $24 thousand in the previous quarter. These gains primarily represented fair value adjustments on certain investments held by the Company’s private equity subsidiaries. There were no realized gains or losses on the Company’s available for sale investment securities portfolio in the current quarter.
Non-Interest Expense
Non-interest expense for the current quarter amounted to $136.4 million, an increase of $6.5 million, or 5.0%, compared with amounts recorded in the same period last year, and was 2.1% higher than amounts recorded in the prior quarter. Excluding the effects of the bank acquisitions mentioned above, non-interest expense in the current quarter grew by 2.5% over the same period last year. Compared to the 1st quarter of last year, salaries and benefits expense increased $5.2 million, or 7.2%, mainly as a result of merit increases and the effects of the previously mentioned bank acquisitions which increased salaries and benefits by approximately $1.3 million during the quarter. Full-time equivalent employees totaled 5,030 and 4,863 at March 31, 2007 and 2006, respectively.
Occupancy costs increased 7.4% over the same quarter last year due to higher seasonal maintenance costs and the effects of bank acquisitions, while equipment expenses increased 8.1% due to small equipment and maintenance costs and bank acquisitions. Higher supplies and postage costs resulted in a 1.3% increase in supplies and communication costs, while data processing software costs were down 9.4% as a result of lower negotiated fees on bank card transactions and lower outside data processing costs. Included in other expense in the current quarter was intangible asset amortization of $934 thousand resulting from the previously mentioned bank acquisitions, which did not occur last year.
Income Taxes
The effective tax rate for the Company was 31.4% for the current quarter, compared with a rate of 31.1% in the previous quarter and 32.8% in the 1st quarter of 2006.
Credit Quality
Net loan charge-offs for the 1st quarter of 2007 amounted to $8.2 million, compared with $8.1 million in the prior quarter and $4.4 million in the 1st quarter of last year. The increase in net charge-offs in the 1st quarter of 2007 compared to the previous quarter was the result of higher credit card net loan charge-offs, partly offset by slightly lower personal banking net loan charge-offs and a $600 thousand business real estate loan recovery. The lower levels of personal and credit card net loan charge-offs in the 1st quarter of 2006 were related to the changes to bankruptcy laws occurring late in 2005, resulting in lower loan charge-off results in the first half of 2006. Year-to-date, the ratio of net loan charge-offs to total average loans was .34% compared to .21% last year.
For the 1st quarter of 2007, annualized net charge-offs on average credit card loans were 3.72%, compared with 3.33% in the previous quarter and 2.63% in the same period last year. Additionally, personal banking loan net charge-offs for the quarter amounted to .42% of average personal loans compared to .47% in the previous quarter and .39% in the same period last year. The provision for loan losses for the quarter totaled $8.2 million, and was $191 thousand higher than the previous quarter and $3.7 million higher than the 1st quarter of 2006. The allowance for loan losses at March 31, 2007 amounted to $131.7 million, or 1.33% of total loans.
Total non-performing assets amounted to $18.1 million, a decrease of $167 thousand from the previous quarter and .18% of loans outstanding. Non-performing assets are comprised of non-accrual loans ($17.0 million) and foreclosed real estate ($1.0 million). Loans past due more than 90 days and still accruing interest totaled $19.6 million at March 31, 2007.
Other
The Company maintains a treasury stock buyback program. Effective February 2007, the Company was authorized by the Board of Directors to repurchase up to 4 million shares of its common stock. During the quarter ended March 31, 2007, the Company purchased 950 thousand shares of treasury stock at an average cost of $49.81 per share. Also during the quarter, the Board of Directors increased the Company’s cash dividend by 7.3% to $0.25 per share. On March 30, 2007 the Company announced that it had completed its purchase of South Tulsa Financial Corporation, Tulsa, Oklahoma, which was effective April 1, 2007. On April 3, 2007 the Company announced plans to acquire Commerce Bank, Denver, Colorado which has one location and loans and deposits of $70.0 million and $75.5 million, respectively. It is expected that this transaction will be completed in the 2nd or 3rd quarter of 2007.
Forward Looking Information
This information contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include future financial and operating results, expectations, intentions and other statements that are not historical facts. Such statements are based on current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements.